Exhibit 11
               Computation of Per Share Earnings



                      Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                              Year ended June 30

                                                             1996           1995
                                                         ----------     ----------

Primary earnings per share:
Shares used in computing earnings per share:
   Weighted average number of shares outstanding          5,206,128      5,206,128
Earnings:
  Net income                                                137,066        316,086
                                                         ----------     ----------
     Earnings per common share                                $0.03          $0.06
                                                         ----------     ----------

Fully diluted earnings per share:

Shares used in computing earnings per share:
   Weighted average number of shares outstanding         13,206,128     13,206,128

Earnings:
     Net income                                             137,066        316,086

     Interest expense - convertible debenture               182,500        182,500
        Tax rate- 34%                                       (62,050)       (62,050)
                                                          ----------     ----------
                                                            257,516        436,536

     Fully diluted earnings per share                         $0.02          $0.03
                                                         ----------     ----------



                               54